Exhibit 99.1

NEWS

One Horizon Group Announces Receipt of NASDAQ Notice

LONDON - May 15, 2018 – One Horizon Group, Inc. (NASDAQ: OHGI) announced today that it has received written notification (the “Notification Letter”) from the The NASDAQ Stock Market LLC ("Nasdaq") notifying the Company that the minimum bid price per share for its common shares was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). The Notification Letter does not impact the Company's listing on The Nasdaq Capital Market at this time.

The Company has a compliance period of 180 calendar days to regain compliance with Nasdaq's minimum bid price requirement. To regain compliance, the Company's common shares must have a closing bid price of at least $1.00 for a minimum of 10 consecutive business days. The Company will work to regain compliance during the 180-day compliance period. In the event the Company does not regain compliance during the 180-day period, the Company may be eligible for additional time to regain compliance.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a media and technology acquisition company, which also owns LOVE MEDIA HOUSE, a full-service music production, artist representation and digital media business and an Asia-based secure messaging business and is the majority owner of 123Wish, a mobile app-based celebrity experience company. For more information, please visit: www.onehorizoninc.com

Darrow Associates Contacts for OHGI

Bernie Kilkelly
(516) 236-7007
bkilkelly@darrowir.com

Jordan Darrow
(512) 551-9296
jdarrow@darrowir.com